Suez Lyonnaise Des Eaux Completes Acquisition of United Water Resources

- Lyonnaise des Eaux Water Division Bolsters U.S. Presence as Part of Growth Plan - United Water Strengthened to Pursue Growth Opportunities in North America

PARIS, and HARRINGTON PARK, N.J., July 27 /PRNewswire/ -- Suez Lyonnaise des Eaux (LY: Paris Bourse) the world's largest provider of water and wastewater services has completed the acquisition of United Water Resources Inc. (NYSE: UWR
- news) the second-largest private water services company in the U.S., in an all-cash transaction valued at $1.02 billion. Following the acquisition by its largest shareholder, United Water Resources became a wholly-owned subsidiary of Suez Lyonnaise des Eaux.

Under the terms of the transaction, United Water Resources shareholders will receive $35.00 in cash for each United Water Resources common or common equivalent share held, plus a special closing dividend of 30 cents per common share and stub period dividends of approximately 19 cents per common share and 5 cents per preference share.

The acquisition of United Water Resources strengthens a strategic alliance forged in 1994 and follows the recent alignment of the Suez Lyonnaise des Eaux Group's water holdings into a unified, global division with annual revenues of approximately $8.1 billion dollars and operations in 120 countries. With an exclusive focus on water services, the division maintains world leadership positions in water management, water treatment technology and turnkey engineering. Full ownership of United Water Resources, along with the 1999 acquisitions of Nalco, the world's largest provider of chemical water treatment services and products, and Calgon, a worldwide leader in water conditioning, is consistent with a business development plan designed to give Suez Lyonnaise des Eaux a competitive edge in the rapidly-growing North American water market.

"Acquiring our strategic ally, United Water Resources, an acknowledged U.S. water industry leader, supports our corporate commitment to deliver the essentials of life through businesses engaged in energy, water, waste services, and communications," said Gerard Payen, member of the Suez Lyonnaise des Eaux executive board, and chairman of the Water Division. "Water is our second largest core business. We are absolutely committed to the water sector and to intensifying our participation in the growth and development of the attractive North American water services market. The combined resources of United Water with our other water-related holdings in the U.S. and our global water services network create an exceptional platform for sharing our technological know-how and research capabilities with consumers and industry throughout North America."

"I am pleased to announce that United Water will retain its corporate identity and continue operations under the leadership of Donald L. Correll who remains in his post as chairman and CEO," Payen said. "Jean Michel Brault, who has represented our partnership interests with United Water since 1994 and who has been vice chairman and CEO of United Water Services, our joint venture with United Water since 1997, will serve as president and chief operating officer of United Water Resources. We fully intend to be American in America. As has been our

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practice elsewhere, United Water's operating companies will continue under their local management."

Donald L. Correll,  chairman and chief  executive  officer of United Water said:
"United Water began as a regional water utility in 1869. Our merger with GWC Corporation in 1994 ransformed our company into a national entity and spurred a period of rapid growth. United Water doubled the size of the market it serves almost three times in the past six years. Strengthening our alliance with Suez Lyonnaise des Eaux ensures that United Water will fulfill its destiny to grow even stronger. With the support of Suez Lyonnaise des Eaux we will have the resources needed to spearhead major water industry acquisitions and partnership opportunities as our market consolidates."

"We thank our shareholders for supporting our growth initiatives and our employees for making them a reality," continued Correll. "To our customers and communities around the country we pledge our dedication to provide quality water service and enhanced access to a world class network of water technology and research. And to our employees and their families we offer the exciting advantage of career opportunities within a global team," Correll said.

Jean Michel Brault, president and chief operating officer, said: "The transaction recognizes the outstanding value United Water created for its customers and communities. Now we will build from that value. We will deliver innovative and high-tech solutions to meet the needs of residential, municipal and industrial clients throughout North America. We will leverage the superior know-how and operational excellence of our regulated utilities with our expertise in managing large-scale operations contracts to benefit our customers and give United Water a competitive edge."

The acquisition agreement was announced on August 23, 1999, and the final regulatory approval needed to close the acquisition was received on July 27, 2000. As part of the transaction United Water Resources shareholders have already received a total of 18 cents per share, paid in three separate dividend increases of 6 cents per share. An additional special dividend of 30 cents per share funded by Suez Lyonnaise des Eaux, will be paid to shareholders with the $35.00 per share merger consideration.

With annual revenues of $32.5 billion, Suez Lyonnaise des Eaux Group is a world leader in private infrastructure services, with operations in more than 120 countries. Its Water Division is a market leader in the water sector serving 107 million consumers and 60,000 industrial clients and has $8.1 billion in revenues. Suez Lyonnaise des Eaux has been a principal shareholder in United Water Resources since 1994 following United Water's merger with GWC Corporation. Prior to the acquisition Suez Lyonnaise des Eaux had a 33 % stake in United Water Resources.

In 1997, both companies created jointly owned United Water Services to compete for non-regulated water and wastewater management contracts in North America. The former joint venture, now fully owned by the Suez Lyonnaise des Eaux Group's water division, has annualized revenues of approximately $160 million and currently operates 25 contracts in 11 states and Canada, including significant partnerships in Atlanta, Indianapolis, Milwaukee and Gary, Indiana.

United Water Resources is a holding company engaged in water-related businesses and real estate investments with a history that dates back to 1869. As the nation's second -largest private water services company, United Water Resources provides water and wastewater services through its regulated utilities and non-regulated municipal contract operations to more than 7.5 million people in over 400 communities in 17 states.

United Water is a brand name that identifies the company's regulated and non-regulated water and wastewater operations throughout North America, including United Water New Jersey, United Waterworks companies and United Water Services.

Lyonnaise des Eaux is a subsidiary of the water division of Suez Lyonnaise des Eaux and leader in water management services supplying over 107 million people with water and wastewater services throughout the world. The company is present in major cities such as Buenos Aires, Atlanta, Manaus, Manila, Casablanca and Sydney.

CONTACT:   Media  -   Susanne   Trabitzsch   of   Suez   Lyonnaise   des   Eaux,
+33-1-40-06-66-50;  Olivia Barberis of Lyonnaise des Eaux, +33-1-46-95-48-87; or
Carolyn Iglesias, of United Water Resources, 201-767-2836

SOURCE: United Water Resources Inc.